Exhibit 99.1

Contacts:

Lisa Dollinger Clear Channel Communications (210) 832-3348 lisadollinger@clearchannel.com	Michele Clarke Brainerd Communicators (212) 986-6667 clarke@braincomm.com

FOR IMMEDIATE RELEASE

Clear Channel Outdoor Holdings, Inc.

Announces it is Pursuing Certain Financing Alternatives

San Antonio, TX, June 2, 2009. Clear Channel Outdoor Holdings, Inc. (“CCOH”) announced today that it is actively pursuing alternatives to address the maturity of the intercompany note payable by it to its parent company Clear Channel Communications, Inc. The alternatives may include an offering of new senior or senior subordinated notes for cash or an exchange of new senior or subordinated notes for outstanding indebtedness, with the intention of any such transaction being to refinance the intercompany note. The timing and structure of any transaction will depend on market conditions. The amounts involved may be material. There can be no assurance that any transaction will take place, the timing of any transaction or that it will be successful.

About Clear Channel Outdoor

Clear Channel Outdoor (NYSE:CCO) is the world’s largest outdoor advertising company with close to one million displays in over 50 countries across 5 continents. In the United States, the company operates just under 200,000 advertising displays and has a presence in 49 of the top 50 Designated Market Areas. It also operates airport, rail, taxi and mall advertising businesses worldwide. Its Spectacolor (U.S.) and DEFI (international) divisions are the global market leaders in spectacular sign displays, including in New York’s Times Square. Clear Channel Adshel is the company’s international street furniture division, which operates over 3,500 municipal advertising contracts worldwide. Clear Channel Outdoor also operates digital displays and networks in most of its divisions. More information may be found by visiting www.clearchanneloutdoor.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCOH management expectations. Those forward-looking statements include all statements other than those made solely with respect to historical fact. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCOH’s ability to control or predict. CCOH undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.